Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Stockholders and Board of Directors of
The Gillette Company

We consent to incorporation by reference herein of our reports dated February 11, 2000 relating to the consolidated balance sheet of The Gillette Company and subsidiary companies as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 1999 and the related schedule of valuation and qualifying accounts, which reports appear or are incorporated by reference in the December 31, 1999 annual report on Form 10-K of The Gillette Company.

                KPMG LLP
                KPMG LLP

Boston, Massachusetts
February 15, 2001